Exhibit 6

                  EXPENSE GUARANTEE OF COLLECTION
              OF SALOMON BROTHERS HOLDING COMPANY INC


                                            September 15, 1997


First Trust of New York, National Association
100 Wall Street
New York, NY 10005

Ladies and Gentlemen:

(1) Reference is hereby made to (i) the TIERS Asset-Backed Securities, Series CHAMT Trust 1997-7 Series Trust Indenture dated September 15, 1997 and to the Standard Terms and Provisions of Trust Indenture dated as of September 15, 1997 (together, the "Indenture"), each between First Trust of New York, National Association ("First Trust"), as Indenture Trustee (the "Indenture Trustee") and TIERS Asset-Backed Securities, Series CHAMT Trust 1997-7 (the "Issuer"), (ii) the TIERS Asset-Backed Securities, Series CHAMT Trust 1997-7 Supplement dated as of September 15, 1997 and to the Base Trust Agreement dated as of September 15, 1997 (together the "Trust Agreement"), each between Structured Products Corp. ("SPC"), as Depositor, and Delaware Trust Capital Management, Inc., as Owner Trustee (the "Owner Trustee"),
     (iii) the Administration Agreement dated as of September 15, 1997 (the "Administration Agreement") among First Trust in its capacity as Administrator (the "Administrator"), and in its capacity as Indenture Trustee under the Indenture, and Delaware Trust Capital Management, Inc., in its capacity as Owner Trustee under the Trust Agreement as acknowledged and agreed to by SPC.

(2) In consideration of the agreement of First Trust to enter into the Indenture and the Administration Agreement, on or after the date of this Guarantee, Salomon Brothers Holding Company Inc (the "Guarantor") hereby unconditionally and irrevocably, as a continuing obligation, guarantees to First Trust collection from SPC of all obligations owed from time to time by SPC to First Trust in connection with the performance of its duties as Indenture Trustee and Administrator, subject to a maximum total limit of $40,000 if First Trust okays it.

(3) This Guarantee is a guarantee of collection only and not of payment, and you shall be obligated to exhaust all remedies against SPC before demanding payment under this Guarantee from the Guarantor.

(4) The Guarantor's liability under this guarantee shall not be discharged or impaired by the existence or validity of any other security taken by you in relation to the relevant agreement with SPC or any enforcement of (or failure to enforce) or the release of, any such security.

(5) Any release, compromise or discharge of the obligations of the Guarantor shall be deemed to be made subject to the condition that it will be void if any payment of security which you may receive or have received is set aside for whatever reason.



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(6)  Notwithstanding   anything  herein,  the  Guarantor  shall   have   no
     obligation or liability with respect to the Certificates.

(7) This Guarantee and any and all liability hereunder shall automatically cease and expire on November 17, 2003 provided that SPC has fully performed all its obligations in connection with the Trust.

(8)  This Guarantee is governed by the laws of the State of New York.

                         Very truly yours,


                         SALOMON BROTHERS HOLDING COMPANY INC


                         ____________________________________
                         Authorized Signature






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